                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)  January 31, 2002




                              ATC HEALTHCARE, INC.
                              --------------------
             (Exact name of registrant as specified in its charter)


           Delaware                         0-11380              11-2650500
-------------------------------          ------------        -------------------
(State or other jurisdiction of          (Commission          (I.R.S. Employer
 incorporation or organization)          file number)        Identification No.)


1983 Marcus Avenue, Lake Success, New York                          11042
------------------------------------------                          -----
(Address of principal executive offices)                          (Zip Code)


                                 (516) 750-1600
                                 --------------
              (Registrant's telephone number, including area code)




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ITEM 2. Acquisition or Disposition of Assets


         On January 31, 2002, the Company purchased all of the business and assets of Direct Staffing, Inc. ("DSI"), a franchisee of the Company serving the territory consisting of Westchester County, New York and Northern New Jersey, and DSS Staffing Corp. ("DSS"), a franchisee of the Company serving New York City and Long Island, New York. One of the two owners of DSI is Steven Weiner, the son-in-law of Stephen Savitsky, Chairman of the Company, and two of the three owners of DSS are Shabsi Schreier and Stuart Savitsky, son-in-law and son of Stephen Savitsky.

         The aggregate purchase price paid by the Company for DSI and DSS was $30,195,000. The Company will be required to pay additional contingent consideration equal to the amount by which (a) the product of (i) Annualized Revenues (as defined below) and (ii) 5.25 (the "Valuation") exceeds (b) $17,220,000, but if and only if the Valuation exceeds $20 million. "Annualized Revenues" means the average annual net licensee revenues that would have been paid by the Company to DSS and DSI during the three year period after their acquisition, but for their acquisition, based upon the net revenues of the Company from the acquired operations during such three year period. The aggregate purchase price is allocated among the owners of DSI and DSS as follows: 40% to Dominick DiCorsia and 20% to each of Steven Weiner, Shabsi Schreier and Stuart Savitsky.

         The purchase price is evidenced by two series of promissory notes issued to each of the four owners of DSS and DSI. The first series of notes (the "First Series"), in the aggregate principal amount of $12,975,000, bears interest at the rate of 5% per annum and is payable in 36 consecutive equal monthly installments of principal, together with interest thereon, with the first installment becoming due on March 1, 2002. The second series of notes (the "Second Series"), in the aggregate principal amount of $17,220,000, bears interest at the rate of 5% per annum and is payable as follows: $11 million, together with interest thereon, on April 30, 2005 (or earlier if certain capital events occur prior to such date) and the balance in 60 consecutive equal monthly installments of principal, together with interest thereon, with the first installment becoming due on April 30, 2005. If, on April 30, 2005, it is determined that the Valuation exceeds $20 million, then the then current aggregate principal balance of the Second Series shall be increased by such excess. Payment of both the First Series and the Second Series is secured by a second lien on the assets of the acquired franchises.

         Two principles guided the Company's determination of the purchase price to be paid for DSI and DSS. First, the $12,975,000 of the purchase price represented by the First Series represents the estimated Annualized Revenues for the three years after the acquisition, assuming net licensee revenues that would have been paid to DSS and DSI, but for their acquisition, would be consistent with the most recent years preceding the closing. Second, the balance of the payments represents a multiple of the anticipated Annualized Revenues that would have been paid to the acquired franchisees if they had remained independent, based upon the performance of the operations of the acquired franchisees during the three year period after the acquisition. The board of directors of the Company determined that the multiple applied to the Annualized Revenues was within the range of multiples for comparable transactions and appropriate for these acquisitions.

The financial statements required to be filed with respect to acquisition of the operations of DSS and DSI under Item 7 of Form 8-K will be included in an amendment to this report to be filed on or before April 16, 2002.


ITEM 7. FINANCIAL STATEMENTS
        and EXHIBITS


        c) Exhibits


           99.1.    Press release of Registrant dated February 4, 2001.

           99.3. Asset Purchase Agreement dated January 1, 2002 between ATC Staffing Services, Inc., DSS Staffing Corp., and Direct Staffing, Inc.




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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ATC Healthcare, Inc.



Dated:  February 19, 2002               By: /s/ ALAN LEVY
                                            ------------------------------------
                                            Alan Levy
                                            Senior Vice President
                                            Chief Financial Officer




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                                INDEX TO EXHIBITS



Exhibit Number      Description
--------------      -----------
99.1                Press Release, dated February 4, 2001.

99.3                Asset Purchase Agreement dated January 1, 2002 between ATC
                    Staffing Services, Inc.,  DSS Staffing Corp., and Direct
                    Staffing, Inc.